Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces a Consulting Agreement

With Roy J. Millender, Jr.

Friday, October 12, 2001

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that it had signed a consulting agreement with Roy J. Millender, Jr., in which Mr. Millender will provide consulting services to the company, including the evaluation and inspection of Hudson's Grill restaurants located in California. Mr. Millender was formerly involved as a shareholder and director of Hudson's Grill of America, Inc., a company that was at one time related to Hudson's Grill International. Mr. Millender is also a major shareholder in Hudson's Grill International. As part of the agreement, Mr. Millender will receive immediately 300,000 shares of restricted Class A Common Stock from Hudson's Grill International. The agreement also calls for a monthly payment of $1,200, starting in November 2001 and continuing until the agreement expires in October 2008.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGII.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."